Exhibit 12

RAYTHEON COMPANY

STATEMENT REGARDING COMPUTATION OF

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

(dollar amounts in millions except for ratio)

(excludes RE&C and AIS for all periods

except for Interest costs, which includes RE&C and AIS)

	2000 (1)	2001 (1)	2002	2003	2004
Income from continuing operations before taxes per statements of income			1,076	762	579

Add:
Fixed charges			658	611	497
Amortization of capitalized interest			2	2	1

Less:
Capitalized interest			0	0	0

Income as adjusted			1,736	1,375	1,077

Fixed charges:
Portion of rents representative of interest factor			82	74	79
Interest costs			576	537	418
Capitalized interest			0	0	0

Fixed charges			658	611	497

Equity security distributions			15	15	5

Combined fixed charges			673	627	502

Ratio of earnings to combined fixed charges			2.6	2.2	2.1

(1)	The Company is omitting the financial data for 2001 and 2000 previously included in Exhibit 12 for the reasons discussed in the Explanatory Note and in Item 6 (Selected Financial Data.)